EXHIBIT 99.1

News Release

Craig Manson
Investor Relations
952/853-6022

Ceridian Reports Second Quarter Results
and
Initial Determinations from Audit Committee Investigation

Provides Restated Results and Offers
Updated Third and Fourth Quarter Earnings Guidance

Webcast Teleconference at 9:00 a.m. Eastern Time on October 18, 2004

MINNEAPOLIS, MN, October 18, 2004 — Ceridian Corporation (NYSE: CEN) today reported restated results for fiscal years 1999 through 2003 and the first quarter of 2004, and its results for the second quarter of 2004. The Company also provided revised guidance for the remainder of 2004. As a result of its previously announced Audit Committee investigation focusing on capitalization and expensing of certain costs in its Human Resource Solutions (HRS) business, the Company’s historical financial results have been restated.

Audit Committee Investigation and Restatement

Based on its investigation to date, the Audit Committee has concluded that the Company needs to restate its financial statements for the years 1999 through 2003, and the first quarter of fiscal 2004, to reflect necessary accounting adjustments, and that those previously issued financial statements should not be relied upon. Review of earnings results, adjustments and investigation findings by the Company’s external auditor is continuing.

As part of its investigation, the Audit Committee examined, among other things, the Company’s policies and practices for the capitalization of internally developed software, the commencement of amortization of capitalized software development costs, and the accrual of expenses at the end of a quarter. The Audit Committee determined that there were deficiencies in these policies and practices. The investigation concluded that the Company’s capitalization practices were, in certain respects, not consistent with GAAP and that the training and controls around capitalization and expense accruals needed to be substantially strengthened. In addition to strengthening internal controls and training, the Company anticipates that certain personnel changes will be made in the future. The Company has already implemented certain remedial actions, including the adoption of a corrected capitalization policy for internally developed software and is in the process of implementing new and improved internal controls. The Audit Committee will be making a report recommending additional remedial actions to the full Board of Directors in the near future.

The cumulative net adjustment to previously issued financial statements of the Company resulting from the investigation is expected to reduce earnings before income taxes by $60.2 million over the period from 1999 through the first quarter of 2004. The cumulative net reduction to earnings before income taxes over this period related to capitalized internally developed software is expected to be $52.6 million. The remaining cumulative reduction to earnings before income taxes of $7.6 million over this period related primarily to timing issues in recognizing revenue and costs and expenses. Adjustments for periods prior to 1999 amounting to $20.4 million before income taxes are expected to increase opening retained earnings as of January 1, 1999, by $12.2 million after income taxes due primarily to the elimination of $23.5 million of excess reserves principally related to earlier restructuring. Supplementary schedules containing restated historical earnings results for the past nine quarters along with restated business segment information are available on Ceridian Corporation’s website at www.ceridian.com.

“The Audit Committee investigation and the resulting change in our software capitalization policy for internally developed software, along with other adjustments, resulted in a change to our reported earnings.” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian. “However, it should be noted that this change did not impact the historical cash flow of the Company. The Company has taken action to correct these policies and the Audit Committee and the Board of Directors are reviewing additional comprehensive remedial actions to ensure that we do not make these kinds of mistakes in the future.”

Second Quarter 2004 Results

Highlights:

•	HRS revenue met expectations at $238.1 million

•	Comdata revenue was strong at $88.9 million, with margins at 32 percent

•	EPS was $.15, versus restated second quarter 2003 EPS of $.14

•	HRS posted double-digit order growth

“We were pleased with the solid operating performance in the second quarter,” said Mr. Turner. “In the HRS business, revenue was in line with our plan, and the key metrics of our business — orders, customer retention and customer employment levels — were all in line with expectations. Float balances again grew in double digits in percentage terms. Comdata performed extremely well in the quarter, on continued strength in Stored Value Systems, healthy conditions in the over the road trucking market, and the successful launch of its BusinessLink product.”

Revenue for the second quarter 2004 was $327.0 million, versus $299.4 million for the second quarter of 2003 (restated). Fully diluted earnings per share were $.15 for the second quarter, versus $.14 for the second quarter of 2003 (restated).

Guidance for Third and Fourth Quarter

The Company now anticipates it will report its third quarter earnings in the next few weeks. Based on preliminary data, the Company anticipates that revenue for the third quarter in HRS and Comdata to be approximately $242 million to $243 million and about $92 million, respectively. Margins will be reduced by approximately $7 million due to the costs associated with the above mentioned investigation and greater spending related to Sarbanes-Oxley compliance. In addition, the adoption of the new capitalization policy will result in additional expense of about $6.5 million for the third quarter than previously planned. Consequently, earnings per share for the third quarter are expected to be $.12 to $.13.

Order levels for the third quarter in HRS have been hurt by uncertainty in the market created by the delayed announcement of second quarter results and concerns of customers as to the timing of their own Sarbanes-Oxley compliance efforts. Consequently, orders were down slightly over 10 percent in the quarter from the prior year. Following the Company’s filing of its current financial statements, orders are expected to rebound to double-digit growth levels in the fourth quarter. However, orders lower than plan in the third quarter will have a negative impact on near term revenues and profits. Operational performance in Comdata in the third quarter continued to be very strong, with both revenue and profit exceeding expectations.

For the fourth quarter of 2004, the Company expects revenue for HRS to be in the previously guided range of $277 million to $287 million. Revenue in Comdata is expected to be between $85 million and $88 million. Earnings per share for the fourth quarter are expected to be between $.25 and $.29.

Teleconference Webcast

Ceridian invites investors to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Monday, October 18, 2004. The webcast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com. A replay of the call will also be available at the same address beginning at 12:00 p.m. (EDT) on October 18, 2004.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the investigation conducted by the Audit Committee and the pending shareholder litigation, and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

Schedule A
CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended June 30,
	Current Quarter		Year to Date
	2004	2003	2004	2003
		(Restated)		(Restated)
Revenue	$327.0	$299.4	$651.5	$613.5
Costs and Expenses
Cost of revenue	151.2	147.1	303.2	291.6
Selling, general and administrative	121.8	99.6	242.5	210.5
Research and development	20.5	18.7	39.2	34.8
Other expense (income)	(3.1)	0.2	(1.9)	(0.2)
Interest income	(0.5)	(0.5)	(1.0)	(1.0)
Interest expense	0.9	1.1	2.0	2.3
Total costs and expenses	290.8	266.2	584.0	538.0
Earnings before income taxes	36.2	33.2	67.5	75.5
Income tax provision	12.5	11.6	23.6	26.6
Net earnings	$23.7	$21.6	$43.9	$48.9
Earnings per share
Basic	$0.16	$0.15	$0.29	$0.33
Diluted	$0.15	$0.14	$0.29	$0.33
Shares used in calculations
(in thousands)
Weighted average shares (basic)	148,607	147,970	148,928	148,210
Dilutive securities	4,792	1,367	4,320	807
Weighted average shares (diluted)	153,399	149,337	153,248	149,017

Schedule B
CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	June 30,	December 31,
	2004	2003
		(Restated)
Cash and equivalents	$166.6	$124.2
Trade receivables	455.5	438.5
Other receivables	48.8	35.5
Other assets	1,408.2	1,427.0
Total assets before customer funds	2,079.1	2,025.2
Customer funds	2,989.6	3,141.3

Total assets	$5,068.7	$5,166.5
Debt	$159.0	$163.5
Drafts and settlements payable	161.8	113.7
Other liabilities	511.3	498.3
Total liabilities before customer funds obligations	832.1	775.5
Customer funds obligations	2,984.3	3,141.3
Total liabilities	3,816.4	3,916.8
Stockholders’ equity	1,252.3	1,249.7
Total liabilities and stockholders’ equity	$5,068.7	$5,166.5

Schedule C

Ceridian Corporation and Subsidiaries
Revenue Comparisons
(Dollars in millions)

	Second Quarter		Six Months YTD
	2004	2003	2004	2003
		(Restated)		(Restated)
HRS	$238.1	$220.3	$481.1	$455.9
Comdata	88.9	79.1	170.4	157.6

Total revenue	$327.0	$299.4	$651.5	$613.5

Ceridian Corporation and Subsidiaries
Earnings Comparisons
(Dollars in millions)

	Second Quarter		Six Months YTD
	2004	2003	2004	2003
		(Restated)		(Restated)
HRS	$7.9	$7.4	$13.0	$26.3
Comdata	28.7	26.4	55.5	50.5
Earnings before interest and taxes	$36.6	$33.8	$68.5	$76.8
Interest, net (not allocated to business units)	(0.4)	(0.6)	(1.0)	(1.3)
Earnings before income taxes	$36.2	$33.2	$67.5	$75.5